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                                  EXHIBIT 12.1
                   STATEMENT REGARDING CALCULATION OF RATIOS





                                                                      YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES:                        2002      2001     2000     1999     1998
                                                                      ($ in millions)

Earnings before income taxes...........................   $178.9   $205.0    $181.9   $154.7   $ 46.6

Add:
  Interest Expense.....................................     45.7     54.5      71.9     73.8     87.8
  Portion of rents representative of interest factor...     23.0     24.0      24.4     23.4     17.9
                                                          ------   ------    ------   ------   ------

  Earnings as adjusted.................................    247.6    283.5     278.2    251.9    152.3

Fixed charges:
  Interest Expense.....................................     45.7     54.5      71.9     73.8     87.8
  Portion of rents representative of interest factor...     23.0     24.0      24.4     23.4     17.9
                                                          ------   ------    ------   ------   ------
  Total fixed charges..................................   $ 68.7   $ 78.5    $ 96.3   $ 97.2   $105.7

RATIO OF EARNINGS TO FIXED CHARGES.....................     3.6x     3.6x      2.9x     2.6x     1.4x
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